Exhibit 10.1

EXECUTION COPY

AGREEMENT AND GENERAL RELEASE

Eloxx Pharmaceuticals, Inc. (the “Company”) and Neil Belloff (“Executive”) agree to the following.

1.              Transition Period. The period between June 30, 2021, and the Termination Date (as defined below) will be a “Transition Period,” during which the following will apply:

(a)	Executive will devote his full-time efforts to his responsibilities as the Chief Operating Officer, General Counsel and Corporate Secretary of the Company and its subsidiary Eloxx Pharmaceuticals, Ltd. and to transitioning his responsibilities to others and will assist the Company in its search for and onboarding of any successor(s).

(b)	Executive will continue to be paid his Base Salary ($448,800 if annualized) and to participate in the Company’s benefit plans and programs.

(c)	Executive’s “Termination Date” is anticipated to be August 25, 2021, unless accelerated as follows:

(i)	If Executive elects to resign from the Company at any time before August 25, 2021, no further Base Salary payments will be paid or benefits provided to Executive under Section 1(b), and Executive will forfeit any entitlement to the Consideration set forth in Section 3 below.

(ii)	If the Company determines that Executive’s responsibilities have been fully transitioned before August 25, 2021, the Company may accelerate the Termination Date to a date determined by the Company in its sole discretion, whereupon (A) Executive will be entitled to the Base Salary payments that would have been paid to Executive between the accelerated Termination Date and August 25, 2021, (B) the number of days between the accelerated Termination Date and August 25, 2021, shall be included in the calculation of the pro rata bonus in Section 3(c) below, (C) any equity awards that would have vested through August 25, 2021, will be deemed vested as of the accelerated Termination Date, and (D) Executive will be entitled to the Consideration set forth in Section 3 below.

(iii)	If Executive (A) materially fails to perform Executive’s responsibilities as Chief Operating Officer, General Counsel and Corporate Secretary, after being given written notice of such failure and a reasonable opportunity to remedy the same, or (B) Executive commits a serious act of misconduct that cannot reasonably be remedied, Executive’s Termination Date will be moved forward to a date determined by the Company. Following any such accelerated Termination Date, no further Base Salary payments will be paid or benefits provided to Executive under Section 1(b) after the accelerated Termination Date, and Executive will no longer be eligible to receive the Consideration set forth in Section 3 below.

(iv)	If Executive’s employment ends prior to August 25, 2021, as a result of his death or Disability, no further Base Salary will be paid under Section 1(b) for periods after the Termination Date, but he or his estate, as applicable, will be entitled to receive the Consideration set forth in Section 3 below (and any other applicable benefit under a Company plan).

Executive’s last day of employment with the Company under any of the above scenarios will be the Termination Date.

(d)	Effective as of the Termination Date, Executive will cease to serve as Chief Operating Officer, General Counsel and Corporate Secretary and will cease to be eligible for any benefits or compensation from the Company and its affiliates other than as specifically provided in Section 8 of the Executive Employment Agreement between the Company and Executive dated as of February 25, 2020 (the “Employment Agreement”).

(e)	Executive further acknowledges and agrees that from and after the Termination Date, Executive will not represent himself as being a director, employee, officer, trustee, agent or representative of the Company or its affiliates for any purpose. In addition, effective as of Termination Date, Executive will be deemed to have resigned from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company and its affiliates or any benefit plans of the Company and its affiliates. These resignations are irrevocable, notwithstanding Executive’s revocation rights as set forth in Section 4 below.

2.              Definitions. Capitalized term used but not defined herein will have the meanings indicated in the Employment Agreement.

3.              Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 7(d) and Section 8(d), of the Employment Agreement, pursuant to which Executive will be provided with the following (collectively, the “Consideration”):

(a)	Executive will be paid a “Severance Payment” in amount equal to his Base Salary of $448,800 in a lump sum in cash in the first ordinary payroll date occurring on or after the Effective Date (as defined in Section 16 below).

(b)	If Executive timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans, the Company shall pay the COBRA premiums necessary to continue Executive’s and his covered dependents’ health insurance coverage in effect on the Termination Date until the earliest of (i) twelve (12) months following the Termination Date (the “COBRA Severance Period”); (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self- employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Termination Date through the earlier of (i)-(iii), the “COBRA Payment Period”).

In addition, Executive may be entitled to a COBRA subsidy of 100% of Executive’s monthly premiums through September 30, 2021, under the American Rescue Plan of 2021 (“ARPA COBRA Subsidy”). If Executive is eligible for the ARPA COBRA Subsidy, that benefit will be provided before the Company’s COBRA payments described above but will not extend the COBRA Payment Period. The ARPA COBRA Subsidy is available even if Former Executive does not sign this Agreement.

Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation), then in lieu of paying COBRA premiums, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to Executive’s payment of COBRA premiums. Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(c)	The Company shall pay Executive a pro-rata Annual Bonus for the 2021 performance year calculated based on the number of days Executive was employed during such performance year divided by the total number of days in the performance year and based on Executive’s achievement of performance goals as determined by the Board in good faith, payable in a lump sum on the Company’s first ordinary payroll date occurring on or after the Effective Date.

(d)	Twenty-five percent (25%) of the shares subject to all stock options, restricted stock units and other equity awards held by Executive as of the Termination Date shall vest and become exercisable or payable, as applicable. In addition, the time period that Executive may have to exercise any stock options shall be extended for a period equal to the shorter of (i) nine (9) months or (ii) the remaining term of the award.

4.              Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release in either space below. Any revocation within this period must be submitted in writing to the Company and state, “I hereby revoke my acceptance of the Agreement and General Release.” The revocation must be delivered to the Company, as follows:

Eloxx Pharmaceuticals, Inc. 480 Arsenal Way

Watertown, MA 02472

Attention: Sumit Aggarwal, President and CEO

5.              General Release of Claims. Executive and Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Section 5 as “Employee”) knowingly and voluntarily release and forever discharge the Company and its affiliates, subsidiaries, divisions, benefit plans, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to as “Releasees”) from any and all actions, causes of action, contributions, indemnities, duties, debts, sums of money, suits, controversies, restitutions, understandings, agreements, promises, claims regarding stock, stock options or other forms of equity compensation, commitments, damages, fees and liabilities, responsibilities and any and all claims, demands, executions and liabilities of whatsoever kind, nature or description, oral or written, known or unknown, matured or unmatured, suspected or unsuspected at the present time, in law or in equity, whether known and unknown, against the Releasees, which Employee has, has ever had or may have as of the date of Employee’s execution of this Agreement and General Release, including, but not limited to, any alleged violation of the following (if and to the extent applicable and as each may be amended from time to time):

-	Title VII of the Civil Rights Act of 1964;
-	The Civil Rights Act of 1991;
-	Sections 1981 through 1988 of Title 42 of the United States Code;
-	The Employee Retirement Income Security Act of 1974;
-	The Immigration Reform and Control Act;
-	The Americans with Disabilities Act of 1990;
-	The Age Discrimination in Employment Act of 1967;
-	The Older Workers Benefit Protection Act of 1990;
-	The Worker Adjustment and Retraining Notification Act;
-	The Occupational Safety and Health Act;
-	The Family and Medical Leave Act of 1993;
-	The Massachusetts Wage Act;
-	Massachusetts anti-discrimination laws, M.G.L Chapter 151B;
-	Any wage payment and collection, equal pay and other similar laws, acts and statutes of the Commonwealth of Massachusetts or the United States;
-	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;
-	Any public policy, contract, tort, or common law; or
-	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which this General Release of Claims does not apply are: (i) Employee’s express rights or claims for accrued vested benefits under any employee benefit plan, policy or arrangement maintained by the Company or under COBRA; (ii) Employee’s rights and obligations under this Agreement and the provisions of the Employment Agreement which are intended to survive termination of employment; (iii) claims that cannot be waived by applicable law, including workers’ compensation and unemployment insurance claims, or (iv) any rights of Employee to indemnification (including advancement of costs, including legal fees) as a Director or Officer of the Company or under D&O or similar liability insurance coverage.

6.	No Claims Permitted.

(a)	Executive waives Executive’s right to file any charge or complaint against the Releasees arising out of Executive’s employment with or separation from the Company before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law (with the understanding that that this Agreement and General Release bars Executive from recovering monetary relief from any of the Releasees in connection with any charges or complaints which are not waived hereunder).

(b)	Furthermore, nothing in this Agreement or General Release and Waiver of Claims prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures.

7.              Affirmations. Executive affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against any of the Releasees in any forum. Executive further affirms that Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled, and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided herein or in Section 8 of the Employment Agreement. Executive also affirms Executive has no known workplace injuries.

8.	Cooperation; Confidentiality; Return of Property.

(a)	Following the Termination Date, Executive agrees to reasonably cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. The Company will reimburse Executive for any reasonable out-of- pocket travel, delivery or similar expenses incurred in providing such service to the Company.

(b)	Executive acknowledges that Executive has had access to information that relates to the Company, its business, assets, financial condition, affairs, activities, plans and projections, customers, suppliers, partners, and other third parties with whom the Company agreed or agrees, from time to time, to hold information of such party in strict confidence (the “Confidential Information”). Accordingly, Executive agrees to the following:

(i)	Confidential Information shall include, without limitation, information, whether or not marked or designated as confidential, concerning technology, products, research and development, patents, copyrights, inventions, trade secrets, test results, formulae, processes, data, know-how, marketing, promotion, business and financial plans, policies, practices, strategies, surveys, analyses and forecasts, financial information, customer lists, agreements, transactions, undertakings and data concerning employees, consultants, officers, directors, shareholders, suppliers, customers and other business partners. Confidential Information includes information in any form or media, whether documentary, written, oral, magnetic, electronically transmitted, through presentation or demonstration or computer generated. Confidential Information shall not include information that: (A) has become part of the public domain or is generally known or readily ascertainable in the industry not as a result of a breach of any obligation owed by Executive to the Company; (B) is part of Executive’s general skills and knowledge, or (C) is required to be disclosed to the public by law or the binding rules of any governmental organization, provided, however, that Executive gives the Company prompt notice thereof so that the Company may seek a protective order or other appropriate remedy, and further provided, that in the event that such protective order or other remedy is not obtained, Executive shall furnish only that portion of the Confidential Information which is legally required, and shall exercise all reasonable efforts (at the Company’s expense) required to obtain confidential treatment for such information.

(ii)	At all times after termination of Executive’s employment, Executive shall keep in strict confidence and trust, shall safeguard, and shall not disclose to any person or entity, or use for the benefit of any party other than the Company, any Confidential Information, other than with the prior express consent of the Company.

(iii)	All right, title and interest in and to Confidential Information are and shall remain the sole and exclusive property of the Company or of the third party providing such Confidential Information to the Company, as the case may be. Without limitation of the foregoing, Executive agrees and acknowledges that all memoranda, books, notes, records, email transmissions, charts, formulae, specifications, lists and other documents (contained on any media whatsoever) made, reproduced, compiled, received, held or used by Executive in connection with his employment by the Company or that otherwise relates to any Confidential Information (the “Confidential Material”), shall be the Company’s sole and exclusive property and shall be deemed to be Confidential Information. All originals, copies, reproductions and summaries of the Confidential Materials shall be delivered by Executive to the Company upon termination of Executive’s employment, without Executive retaining any copies thereof.

(c)	Executive represents that on the Termination Date he will return to the Company all property belonging to the Company, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards, provided that Executive may retain, and the Company shall cooperate in transferring, Executive’s cell phone number and Executive’s personal rolodex and other address books.

9.	Governing Law; Enforcement and Interpretation.

(a)	This Agreement and General Release shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions. In the event Executive or the Company breaches any provision of this Agreement and General Release, Executive and the Company affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release.

(b)	In the event any provision contained herein is held by a court of competent jurisdiction to be invalid or unenforceable in any respect, in whole or in part, the parties hereto agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permitted under law. Should any provision of this Agreement and General Release be declared invalid or unenforceable by any court of competent jurisdiction and incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect, provided that if any proceeding commenced pursuant to this Section 9 results in the voiding or nullification of any general release language contained in the Agreement and General Release, Executive agrees (i) to execute an enforceable release that is materially consistent with this Agreement and General Release, and

(ii) if clause (i) is not possible, the Company will be entitled to recover from Executive an amount up to the total after-tax Severance Payment paid to Executive, but only to the extent the Company is required to pay Executive based on a claim that would have been released but for the aforesaid voiding or nullification.

10.              No Admission of Wrongdoing. Executive agrees neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by any of the Releasees of any liability or unlawful conduct of any kind.

11.              Non-Disparagement. Executive and the Company (through its officers and directors) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both Executive and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process and provided further that nothing in this Section 11 shall preclude the Company or Executive from making truthful statements that are reasonably necessary or to enforce or defend the party’s rights under this Agreement and General Release.

12.              Taxes.

(a)	Withholdings. All amounts paid to Executive hereunder will be subject to the withholdings required by applicable law.

(b)	Section 409A. The parties agree that this Agreement and General Release is intended to be administered in accordance with Section 409A of the Internal Revenue Code of 1986 (together with Treasury Regulations and related written guidance from the Internal Revenue Service, “Section 409A”). It is the intention of the parties that the compensation and benefits set forth in this Agreement and General Release be exempt from Section 409A as short-term deferrals or payments under the separation pay exemption. To the extent that any provision of this Agreement and General Release is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A, and to the extent required, be subject to any applicable six (6) month delay for “specified employees” if required in order to avoid the imposition of any excise tax under Section 409A. Each payment pursuant to this Agreement and General Release is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Parties agree that this Agreement and General Release may be amended, as may be necessary to fully comply with Section 409A in order to preserve the payments and benefits provided hereunder without additional cost to either party. Notwithstanding the foregoing, nothing contained herein constitutes tax advice or provides any form of tax indemnity, and the Company shall have no obligation to indemnify or bear any responsibility for any adverse tax consequence(s) to Executive in connection with this Agreement and General Release.

13.              Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

14.              Entire Agreement. This Agreement and General Release, together with any Confidentiality Agreement (as defined in the Employment Agreement or otherwise) that Executive may have signed in the course of his employment, sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, including but not limited to those contained in Section 10 and Section 11 and the Dispute Resolution Section thereof, shall survive and continue in full force and effect. Executive acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

15.              ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement and General Release in the first space below and, once reaffirmed, after his reaffirmation. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that nothing in this Agreement and General Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

16.              Reaffirmation. At the conclusion of the Transition Period, and as a condition of Executive’s receipt of the Consideration, Executive will reaffirm his agreement to the foregoing by signing this Agreement and General Release in the second space below. In so doing, Executive acknowledges the following:

(a)	He has been provided with twenty-one (21) days in which to consider his reaffirmation.

(b)	He has been advised to seek the advice of legal counsel.

(c)	He has negotiated revisions to this Agreement and General Release before signing it.

(d)	He has seven (7) days following his reaffirmation to revoke his signature as described in Section 4.

(e)	This Agreement and General Release shall become effective and irrevocable on the eighth (8th) day after Executive’s reaffirmation, unless earlier revoked by Executive in accordance with Section 4 (the “Effective Date”).

[signature page follows]

EXECUTIVE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY- ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EXECUTIVE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD. IN THE EVENT EXECUTIVE SIGNS THIS AGREEMENT AND GENERAL RELEASE AND RETURNS IT TO THE COMPANY IN LESS THAN THE TWENTY-ONE (21) DAY PERIOD IDENTIFIED ABOVE, EXECUTIVE HEREBY ACKNOWLEDGES THAT EXECUTIVE HAS FREELY AND VOLUNTARILY CHOSEN TO WAIVE THE TIME PERIOD ALLOTTED FOR CONSIDERING THIS AGREEMENT AND GENERAL RELEASE.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST THE COMPANY.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

ELOXX PHARMACEUTICALS, INC.		EXECUTIVE

By:	/s/ Sumit Aggarwal	/s/ Neil S. Belloff
Name: Sumit Aggarwal		Neil S. Belloff
Its: President and CEO
Date:	July 2, 2021	Date:	July 2, 2021

DO NOT SIGN BELOW UNTIL THE TERMINATION DATE

I hereby reaffirm my signature above:

Date:                       , 2021

Neil S. Belloff